Exhibit 10.17

Expense Sharing Agreement

By and Between

MassRoots, Inc.

And

CannaBuild, LLC.

WHEREAS CannaBuild, LLC and MassRoots, Inc. have jointly entered into a lease agreement dated July 22, 2014 with 2247 Federal Blvd, LLC (“the Lease Agreement”) to lease office space at 2247 Federal Blvd, Denver, CO 80211;

WHEREAS MassRoots, Inc. will require more space to house its employees at said office location;

BE IT RESOLVED:

1.	The rent payment of $3,450 per month related to the Lease Agreement shall be split along the following terms for as long as the Lease Agreement is in effect:

MassRoots, Inc. will pay $2,250 per month and CannaBuild, LLC will pay $1,200 per month.

2.	This contract is enforceable under the laws of the State of Colorado.

This 22nd day of July:

On Behalf of MassRoots, Inc.

/s/ Isaac Dietrich
Isaac Dietrich, CEO

On Behalf of CannaBuild, LLC

/s/ Zach Marburger
Zach Marburger, CEO